Amendment to Global Custody Agreement

The Chase Manhattan Bank, N.A., and Franklin Valuemark Funds, a Massachusetts business trust, hereby amend Schedule B of their Global Custody Agreement of March 15, 1994 to read as follows:

                                   SCHEDULE B

Registered Investment Company Series

Franklin Valuemark Funds Templeton Global Income Securities Fund Templeton Developing Markets Equity Fund Templeton Global Growth Fund Templeton Global Asset Allocation Fund Templeton International Equity Fund Templeton Pacific Growth Fund Templeton International Smaller Companies Fund

Dated as of:      April 1, 1996

                              FRANKLIN VALUEMARK FUNDS



                        By:   /s/Deborah R. Gatzek

                        Title:      Vice President and Secretary


                         THE CHASE MANHATTAN BANK, N.A.



                        By:   /s/Lenore Vanden-Handel

                        Title:      Vice President